Exhibit 8



                              LIST OF SUBSIDIARIES
                              --------------------

     The following is a list of significant subsidiaries (as defined in rule 1-02(w) of Regulation S-X) of Open Joint Stock Company Long-Distance and International Communications Rostelecom as of December 31, 2003 and the jurisdiction of incorporation of each.

            Subsidiary                             Jurisdiction of Incorporation

Golden Telecom Inc.                                     Delaware, USA